Apollo Group, Inc.
News Release

APOLLO GROUP, INC. APPOINTS NEW BOARD MEMBER

Phoenix, Arizona, January 18, 2007 – Apollo Group, Inc. (Nasdaq:APOL) announced today the appointment of James R. Reis, executive vice president of GAINSCO, INC, to its Board of Directors. Mr. Reis will also serve on the Board’s Audit Committee.

Mr. Reis, 49, has served as executive vice president of GAINSCO, INC. since 2005. Since 2001 Mr. Reis has performed merchant banking and management consulting services through First Western Capital, LLC, of which he is the founder, managing director and owner, and through which he provided consulting services to a subsidiary of GAINSCO, INC. from 2003 to 2005. Mr. Reis served as vice chairman of ING Pilgrim Capital Corporation, an asset management company, which he co-founded, from 1989 to 2000 when it was acquired by ING Groep, N.V. Mr. Reis received his B.S. from St. John Fisher College in Rochester, New York and is an inactive Certified Public Accountant.

In addition to Mr. Reis, the current members of the Company’s Board of Directors are: John Sperling, acting executive chairman; Brian Mueller, president of Apollo Group; Peter Sperling, senior vice president of Apollo Group; Dino DeConcini, vice president and senior associate of Project International, Inc.; Hedy Govenar, founder and chairwoman of Governmental Advocates, Inc.; John Blair, founder of J. Blair Consulting; Dan Diethelm, president of 4Group LLC; George Zimmer, founder, CEO and chairman of Men’s Wearhouse, Inc.; and K. Sue Redman, senior vice president and chief financial officer of Texas A&M University.

The Board’s Audit Committee is comprised of Ms. Redman (Chair) and Messrs. DeConcini and Reis. The Nominating and Governance Committee is comprised of Ms. Govenar (Chair), and Messrs. Blair and DeConcini. The Compensation Committee is comprised of Ms. Redman and Messrs. DeConcini (Chair) and Zimmer.

Apollo Group, Inc. has been providing higher education programs to working adults for more than 30 years. Apollo Group, Inc. operates through its subsidiaries: The University of Phoenix, Inc.; Institute for Professional Development; The College for Financial Planning Institutes Corporation; and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu